Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Separate Portfolios Trust

We consent to the use of our report dated May 29, 2008, incorporated herein by reference, to the ING Sports Core Fixed Income and ING Sports Core Plus Fixed Income Fund, each a series of ING Separate Portfolios Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 29, 2008